UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 4, 2006

Prescient Applied Intelligence, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21729	73-1247666
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1247 Ward Avenue, Suite 200

West Chester, Pennsylvania 19380

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 719-1600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 4, 2006, Prescient Applied Intelligence, Inc. (the “Company”) entered into a Services Agreement (the “Services Agreement”) with Fastech Integrated Solutions, LLC (“Fastech”) pursuant to which Fastech would provide certain services in connection with the housing, operation and support of the Company’s advanced commerce and supply chain services (the “Data Center”). The Data Center was housed at a site operated by Hewlett-Packard prior to the relocation to Fastech. The Services Agreement shall remain in effect for a period of 36 months and shall renew each term for a consecutive 36 month period unless terminated by one party 120 days prior to the expiration of the then current term. Under the terms of the Services Agreement, the Company will pay Fastech a monthly fee of approximately $36,000.

The foregoing description of the Services Agreement does not purport to be complete and is qualified in its entirety by reference to the Services Agreement, which is attached hereto as Exhibit 10.1.

Jane Hoffer, the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors, is a director of Fastech. In addition, Michael A. DiPiano is a member of the Company’s Board of Directors and is a General Partner in Newspring Ventures, which is a significant stockholder in the Company and an affiliate of a significant debt holder in Fastech, Newspring Mezzanine Capital.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1.	Services Agreement dated as of August 4, 2006 by and between Fastech Integrated Solutions, LLC and Prescient Applied Intelligence, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prescient Applied Intelligence, Inc.

Date: August 10, 2006	By:	/s/ Thomas W. Aiken
Thomas W. Aiken
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Services Agreement dated as of August 4, 2006 by and between Fastech Integrated Solutions, LLC and Prescient Applied Intelligence, Inc.